Exhibit 10.1
AMENDMENT #1
TO
EXECUTIVE EMPLOYMENT AGREEMENT
     Reference is made to the Executive Employment Agreement (the “Agreement”) dated August ___, 2005, by and among Segmentz, Inc., a Delaware corporation (currently known as Express-1 Expedited Solutions, Inc., the “Company”), and Mark Patterson (the “Executive”). The Company and the Executive are referred to collectively herein as the “Parties.” All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
     1.     Salary.     The Parties hereby agree that Section 5(a) of the Agreement is hereby deleted and replaced with the following:
“a. The Executive shall be paid a base salary (the “Base Salary”) at an annual rate of $145,000. The Base Salary shall be reviewed annually throughout the Term by the Company’s compensation committee and may be raised at its sole discretion.”
     2.     Bonus.     The Parties hereby agree that Section 5(c) of the Agreement is hereby deleted and replaced with the following:
“c. Performance Based Bonus. As additional compensation, the Executive shall be entitled to receive a bonus (“Bonus”) for each year during the Term of the Executive’s employment by the Company, and based upon the Company’s executive bonus plan as adopted and amended from time-to-time by the Company’s Board of Directors. The amount any Bonus shall be determined based upon performance targets set annually by the compensation committee of the Board of Directors.”
     3.     Consequences of Termination of Employment.     The Parties hereby agree as follows:
             (a)     Termination by the Company Other than for Cause.     The 3rd sentence of Section 6(d) of the Agreement is hereby deleted and replaced with the following:
“In the event of a termination under this Section 6(d), the Executive shall receive any Bonus that has been earned as of the date of termination, plus Base Salary only (i.e. no fringe benefits, additional Bonus, or other compensation) for the one year period following termination.”
             (b)     Termination Following a Change of Control.     Subsection (a) of Section 6(f) of the Agreement is hereby deleted and replaced with the following:
“(a) In the event that a “Change in Control” of the Company shall occur at any time during the Term hereof, the Executive shall have the right to terminate the Executive’s employment under this Agreement upon thirty (30) days prior written notice given at any time within one year after the occurrence of such event, and such termination of the Executive’s employment with the Company pursuant to this Section 6(f), and, in any such event Executive shall be entitled to (A) vesting of all options; (B) any Bonus that has been earned as of the date of termination; and (C) Base Salary only (i.e. no fringe benefits, additional Bonus, or other compensation) for the one year period following termination.”

     4.     Sole Amendments.     The Parties hereby agree that except as modified herein, the Agreement shall remain in full force and effect.
     5.     Counterparts.     This Amendment #1 to Executive Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     6.     Governing Law.     This Amendment #1 to Executive Employment Agreement shall be deemed made and entered into in the State of Michigan and shall be governed and construed under and in accordance with the laws of the State of Michigan.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment #1 to Executive Employment Agreement to be executed as of September ___, 2007.

Express-1 Expedited Solutions, Inc.

Sign:	/s/ Mike Welch

Name:	Mike Welch

Title:	Chief Executive Officer

/s/ Mark Patterson

Mark Patterson

2